 Exhibit 10.1

AGREEMENT AND MUTUAL RELEASE AND WAIVER

THIS AGREEMENT AND MUTUAL RELEASE AND WAIVER, (the “Agreement”) executed on November 21, 2014 by and between Safety Quick Lighting & Fans Corp. (the “Company”) and James R. Hills, (“Hills”), each referred to individually as a “Party” and collectively as the “Parties”, is effective as of the Effective Date, as hereinafter set forth in Paragraph 15.

RECITALS

WHEREAS,	The Company and Hills have entered into each of (i) that certain Consulting Agreement dated effective April 1, 2012 (“2012 Agreement”) (ii) that certain Executive Employment Agreement, dated November 15, 2013 (“2013 Agreement”), and that certain Amended and Restated Employment Agreement, dated March 26, 2014 (the “Amended Agreement”, together with the 2012 Agreement and the 2013 Agreement, collectively the “Hills Agreement”), providing for, among other things, Hills’ engagement by the Company as a consultant and employment by the Company as its Chief Executive Officer; and

WHEREAS,	The Parties intend to effect the termination of the Hills Agreement and the mutual extinguishment of any obligations, real or perceived, existing as of the date hereof whether derived from the Hills Agreement or otherwise, as expressly herein provided.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration as hereinafter set forth, the Parties agree as follows;

1.	Mutual Release and Waiver.

As of the Effective Date and upon the terms and conditions contained in this Agreement, each of the Parties hereby (i) agrees that the Hills Agreement is terminated and (ii) releases and forever discharges the other and, as the case may be, any and all of the other’s past, present and future subsidiaries, directors, officers, shareholders, principals, employees, affiliates, agents, administrators, attorneys, successors and assigns, from any and all actions, causes of action, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, in law or in equity, now known or unknown from the beginning of the world to the date of this Agreement, which could be made or alleged now or in the future arising out of any covenant, agreement, right, demand or understanding (each a “Claim”, and collectively “Claims”), whether any such Claim is derived under or from the Hills Agreement or otherwise, and the Parties do hereby specifically waive any claim or right to assert any cause of action or alleged cause of action or claim or demand against the other which has, through oversight or error, intentionally or unintentionally or through a mutual mistake, been omitted from this Agreement. In furtherance and not in limitation of the foregoing, the Company hereby acknowledges and agrees that Hills is released from any and all obligations to perform any duties or services for or on behalf of the Company in his capacity as a consultant, as an officer (including as the Chief Executive Officer) of the Company, or in any other employment capacity. Notwithstanding anything contained herein to the contrary, Hills hereby reserves and retains and does not hereby release any Claims consisting of or relating to Hills’ respective rights (a) to receive any payments or benefits under this Agreement, (b) under or with respect to any convertible or other debt instruments owed by the Company to or otherwise held by Hills (including without limit that certain $250,000 convertible note), any capital stock in the Company previously acquired or received and currently owned or held by Hills (including without limit the New Stock (as hereinafter defined), the Prior Stock (as hereinafter defined) or those 230,818 shares of capital stock previously acquired by Hills) and any warrants or options to acquire any capital stock in the Company (including without limit those warrants to acquire 74,083 shares of the Company’s capital stock) in each case as held or owned by Hills or (c) to be indemnified by the Company either as provided hereunder or in conformity with the Company’s bylaws, policies or programs as applicable to its directors, officer, employees or other representatives or to receive benefits or protections available under any liability insurance policy maintained by the Company.

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2.	Common Stock and Incentive Compensation.

As full consideration for the extinguishment of the Hills Agreement and the promises set forth in this Agreement, the Company hereby agrees to provide and pay to Hills the following:

i. Common Stock: Upon execution and delivery of this Agreement, the Company shall issue to Hills the two hundred and fifty thousand (250,000) shares of the Company’s common stock scheduled to vest on December 31, 2014 under the Hills Agreement (the “New Stock”), and Hills shall be entitled to retain such New Stock and the five hundred thousand (500,000) shares of the Company’s common stock previously issued pursuant to the Hills Agreement (the “Prior Stock”).

ii. Compensation Due: The Company shall cause to be paid to Hills all accrued and unpaid salary, incentive compensation, unused vacation time, expense reimbursements and vehicle reimbursements due to him, as set forth in the Hills Agreement, through and including the Effective Date, paid pro rata as applicable.

iii. Incentive Compensation: Hills shall be entitled to 0.50% (.0050) of the Company’s gross revenue (defined and determined as the Company’s total gross sales, at the full invoiced amount, less solely product returns and initial discounts and determined without reduction for direct or indirect sales, advertising, marketing, shipping, warehousing or other costs or any rebates or other commissions payable in connection with such sales), generated solely from Home Depot for a period of thirty-six (36) months (the “Incentive Period”) commencing on the earlier of July 1, 2015 or the Company’s first and initial shipment of any goods or products pursuant to an order from Home Depot. The incentive compensation payments pursuant to this subsection, if any, shall be made to Hills for each full or partial calendar quarter occurring during the Incentive Period within fifteen (15) days after the last day of such calendar quarter. Hills shall be entitled, upon prior written notice to the Company, to audit the Company’s books and records not more frequently than one (1) time per calendar year for purposes of verifying the amounts paid to Hills hereunder. The Company shall reasonably cooperate with Hills in making its applicable books and records available for purposes of allowing such audit. In the event any such audit results in verification of the Company’s underpayment to Hills by an amount at or in excess of five percent (5%) of the amount actually paid to Hills for the period audited, then the Company shall promptly pay such deficiency to Hills and further reimburse Hills for the costs incurred in performing such audit. During the Incentive Period, the Company shall endeavor to timely respond to Hills reasonable inquiries and otherwise provide Hills, on a quarterly basis, with information regarding the Company’s relationship or activities with or involving Home Depot.

3.	Confidentiality.

Hills shall maintain in strict secrecy all confidential or trade secret information relating to the business of the Company (the “Confidential Information”) obtained by Hills in the course of Hills’ employment by the Company through the date hereof, and Hills shall not, unless first authorized in writing by the Company, disclose to, or use for Hills' benefit or for the benefit of any person, firm or entity at any time, any Confidential Information. For the purposes hereof, Confidential Information shall include, without limitation, any trade secrets, knowledge or information with respect to processes, inventions, machinery, manufacturing techniques or know-how; any business methods or forms; any names or addresses of customers or vendors or data on customers or suppliers; and any business policies or other information relating to or dealing with the purchasing, sales or distribution policies or practices of the Company.

Except as required by applicable federal, state or local law or regulation, the term “Confidential Information” as used in this Agreement shall not include information that (i) at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of any material breach of this Agreement by Hills; (ii) at the time of disclosure is, or thereafter becomes, available to Hills on a non-confidential basis from a third-party source, provided that, to Hills’ knowledge, such third party is not and was not prohibited from disclosing such Confidential Information to him by any contractual obligation; or (iii) was independently developed by Hills without reference to or outside of his employment with the Company, whether such employment was pursuant to the Hills Agreement or in any other capacity, including Hills’ position as a member of the Company’s Board of Directors. In addition, Hills shall not be in violation of this Agreement by reason of his use or disclosure of any Confidential Information (a) in order to comply with any federal, state or local law, rule, regulation, subpoena, judicial action, or other governmental investigation or mandate; (b) as necessary for Hills to defend or enforce against an alleged or actual breach of this Agreement or any third party claim; and (c) made to or by Hills’ legal, tax or financial advisors for the purpose of securing their advice, provided that Hills shall inform any such advisor of the obligation to maintain in confidence the Confidential Information so disclosed to or used by them.

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4.	Disparaging Statements.

Each of the Parties hereto agree that, from and after the date of this Agreement, each such Party will refrain from making any statement about the other which could be construed disparaging, including but not limited to, statements regarding business practices, financial condition, and the integrity of each of the Parties and, as the case may be, its current and former officers, directors, employees, shareholders, attorneys and accountants, agents, and successors and assigns. For the purposes of this Paragraph 4, disparaging statements shall not include the disclosure or making of truthful testimony compelled by or made under or in connection with a judicial action, governmental investigation or other legal mandate.

In addition, the parties shall mutually agree as to the content, timing and means of making or issuing of either (i) any press release or other public comment, statement or filing or (ii) any response to any media or other public or private questions or inquiries concerning Hills’ departure from any office or position with or separation from the Company.

5.	Indemnification.

Each Party hereby agrees to save and hold harmless the other Party and, as the case may be, all of such other Party’s employees, directors, shareholders, principals, affiliates, heirs, legal representatives, executors, administrators, successors and assigns against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage incurred by the other Party hereto as a result of any material inaccuracy in or material breach of a representation or warranty of such indemnifying Party contained in this Agreement, or any material failure by such indemnifying Party to perform or comply with any of its covenants contained in this Agreement.

In addition and not in lieu or limitation of the foregoing, the Company hereby agrees to save and hold harmless Hills and his affiliates, heirs, legal representatives, executors, administrators, successors and assigns against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage incurred by such indemnified person or entity by reason of (i) Hills being or having been a director or officer, consultant, employee or representative of the Company, or (ii) Hills’ good faith performance of his duties or obligations rendered to the Company in his capacity as a director, officer, consultant, employee or representative of the Company.

6.	Governing Law and Venue.

 This Agreement and all matters or issues collateral thereto shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts made and performed entirely therein and all disputes under this Agreement shall be brought exclusively before the courts of the State of Florida.

7.	Entire Understanding.

This Agreement contains the entire understanding of the Parties hereto relating to the subject matter herein contained, and supersedes any and all prior agreements, including the Hills Agreement, or understandings relating to the subject matter hereof. This Agreement may not be changed except by a writing signed by the Party sought to be charged therewith.

8.	No Waiver.

No waiver by either Party, whether express or implied, of any provisions of this Agreement or of any breach or default by either Party, shall constitute a continuing waiver or a waiver of any other provision of this Agreement, and no such waiver by either Party shall prevent such Party from enforcing any and all provisions of this Agreement or from acting upon the same or any subsequent breach or default of the other Party. No waiver of any provision hereunder shall be effective unless it is in writing signed by the Party against whom enforcement thereof is sought.

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9.	Separability.

The provisions set forth in this Agreement shall be considered to be separable and independent of each other. In the event that any provision of this Agreement shall be determined in any jurisdiction to be unenforceable, such determination shall not be deemed to affect the enforceability of any other remaining provision and the Parties agree that any court making such a determination is hereby requested and empowered to modify such provision and to substitute for such enforceable provision such limitation or provision of a maximum scope as the court then deems reasonable and judicially enforceable and the Parties agree that such substitute provision shall be as enforceable in said jurisdiction as if set forth initially in this Agreement. Any such substitute provision shall be applicable only in the jurisdiction in which the original provision was determined to be unenforceable.

10.	Obligations to Survive Releases.

Notwithstanding the Mutual Releases and Waivers contained in this Agreement, the Parties each agree that the agreements, promises, commitments, representations, acknowledgements and confirmations made in this Agreement survive the date of this Agreement and shall be fully effective and enforceable in the future.

11. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all parties need not sign the same counterpart.

12. This Agreement will be deemed executed when each party initials each page and signs in the space proved below and provides the other party with the fully executed Agreement. Faxed signatures and initials shall constitute originals for all purposes. In the event any party files a legal action to enforce any provision of this Agreement, the prevailing party shall be entitled to all costs of suit, including all reasonable attorney’s fees.

13. Notwithstanding any provision herein to the contrary, the releases contained herein do not apply to any claim for breach of any provision of this Agreement.

14. The parties collectively drafted this Agreement and in the event that any ambiguity arises, there shall be no presumption against any individual party in that regard.

15. Notwithstanding any provision herein to the contrary, the provisions of this Agreement are deemed effective as of November 21, 2014 (the “Effective Date”).

IN WITNESS WHEREOF, designated representative of the Parties have hereunto set their hands as of date first set forth above.

SAFETY QUICK LIGHTING & FANS CORP.

By:	/s/ Rani Kohen
Rani Kohen, Chairman, on behalf of the Company’s Board of Directors, which has reviewed this Agreement and ratified and affirmed such Agreement as represented herein.

/s/ James R. Hills
JAMES R. HILLS

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